Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2022 Results

•Q4 revenues of $1.8 billion, 4% growth; FY22 revenues of $7.4 billion, 5% growth
•Q4 adjusted EBITDA(1) as a % of revenues of 8.2%; 9.3% for fiscal year 2022
•Q4 diluted earnings per share: $0.76; adjusted diluted earnings per share(1): $1.50
•Book to bill of 1.2 for the fourth quarter; 1.3 for fiscal year 2022; backlog strong at $24.1 billion
•Repurchased $211 million of shares in FY22, representing 4% of diluted shares

RESTON, VA, March 28, 2022—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended January 28, 2022.
“I am proud of the team's performance in fiscal year 2022 with financial results reflecting our commitment to the mission while delivering value to shareholders,” said Nazzic Keene, SAIC Chief Executive Officer. “Our focus to begin fiscal year 2023 is on positioning our portfolio to maximize value for all stakeholders. The outlook we are providing demonstrates our ability to increase free cash flow and capital returns to shareholders while investing internally to drive growth.”

Fourth Quarter and Full Fiscal Year 2022: Summary Operating Results

	Three Months Ended				Year Ended
	January 28, 2022	Percent change		January 29, 2021	January 28, 2022	Percent change		January 29, 2021
	(in millions, except per share amounts)
Revenues	$1,782	4%		$1,717	$7,394	5%		$7,056
Operating income	85	(17)%		102	462	18%		390
Operating income as a percentage of revenues	4.8%	-110	bps	5.9%	6.2%	70	bps	5.5%
Adjusted operating income(1)	106	(3)%		109	519	17%		445
Adjusted operating income as a percentage of revenues	5.9%	-40	bps	6.3%	7.0%	70	bps	6.3%
Net income attributable to common stockholders	43	(31)%		62	277	33%		209
EBITDA(1)	125	(18)%		153	630	10%		573
EBITDA as a percentage of revenues	7.0%	-190	bps	8.9%	8.5%	40	bps	8.1%
Adjusted EBITDA(1)	146	(8)%		159	686	9%		627
Adjusted EBITDA as a percentage of revenues	8.2%	-110	bps	9.3%	9.3%	40	bps	8.9%
Diluted earnings per share	$0.76	(28)%		$1.05	$4.77	34%		$3.56
Adjusted diluted earnings per share(1)	$1.50	(10)%		$1.67	$7.27	16%		$6.27
Net cash provided by operating activities	$103	94%		$53	$518	(31)%		$755
Free cash flow(1)	$94	74%		$54	$467	(11)%		$524

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Fourth Quarter Summary Results
Revenues for the quarter increased $65 million compared to the prior year quarter primarily due to ramp up on new and existing contracts and the acquisition of Halfaker and Associates (Halfaker), partially offset by contract completions. Excluding acquired revenues, revenues increased by 1.4% primarily due to new business supporting the U.S. Army.
Operating income as a percentage of revenues decreased to 4.8% for the three months ended January 28, 2022 as compared to 5.9% in the comparable prior year period primarily due to higher acquisition and integration costs related to Halfaker and less favorable net contract adjustments, partially offset by benefit from a net favorable settlement of prior indirect rate years.

Adjusted EBITDA(1) as a percentage of revenues for the quarter was 8.2%, compared to 9.3% for the prior year quarter due to less favorable net contract adjustments and higher indirect costs in the current year, partially offset by a benefit from a net favorable settlement of prior indirect rate years.

Diluted earnings per share for the quarter was $0.76 compared to $1.05 in the prior year quarter. Adjusted diluted earnings per share(1) was $1.50 for the quarter compared to $1.67 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 57.4 million shares from 59.0 million during the prior year quarter.
Fiscal Year 2022 Summary Results
Revenues for the fiscal year increased $338 million compared to the prior year, due to ramp up on new and existing contracts, the acquisitions of Unisys Federal (which occurred in the first quarter of the prior year period) and Halfaker, net favorable changes in contract estimates, and the accelerated amortization on certain off-market liability contracts, partially offset by contract completions. Adjusting for the impact of acquired revenues and divested revenues, revenues grew 2.5% primarily due to new awards and net increases in program volume.
Operating income as a percentage of revenues for the fiscal year was 6.2%, an increase from 5.5% of revenues in the prior fiscal year. The increase in operating margin was primarily due to improved profitability across our contract portfolio, net favorable changes in contract estimates, benefit from a net favorable settlement of prior indirect rate years, and the accelerated amortization on certain off-market liability contracts, partially offset by higher indirect costs in the current year and gains related to the resolution of certain legal and other program contract matters in the prior year.

Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased to 9.3%, compared to 8.9% in the prior fiscal year. The increase was driven by profitability across our existing contract portfolio, net favorable changes in contract estimates, benefit from a net favorable settlement of prior indirect rate years, and revenue resulting from the accelerated amortization on certain off-market liability contracts, partially offset by higher indirect costs in the current year and gains related to the resolution of certain legal and other program contract matters in the prior year.
Diluted earnings per share for the year was $4.77 compared to $3.56 in the prior year. Adjusted diluted earnings per share(1) was $7.27 for the year compared to $6.27 in the prior year. The weighted-average diluted shares outstanding during the year decreased to 58.1 million shares from 58.7 million shares during the prior year.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $103 million. The $50 million increase in cash provided by operating activities compared to the prior year period was primarily due to a net decrease in working capital.
Total cash flows provided by operating activities for the year were $518 million, a decrease of $237 million from the prior year, primarily due to higher cash provided by the MARPA Facility in the prior year ($170 million), when we initially entered into the facility, and working capital impact related to the deferred payroll taxes associated with the CARES Act, partially offset by lower cash paid for income taxes and higher net earnings.
During the quarter, SAIC deployed $102 million of capital, consisting of $72 million of plan share repurchases, $21 million in cash dividends, and $9 million of capital expenditures. In addition, SAIC made $35 million of voluntary term loan repayment in the fourth quarter. For the year, SAIC deployed $333 million of capital, consisting of plan share repurchases of $211 million (approximately 2.4 million shares), cash dividends of $86 million, and $36 million of capital expenditures.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Quarterly Dividend Declared
Subsequent to fiscal year-end, the Company’s Board of Directors declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 29, 2022 to stockholders of record on April 14, 2022. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

Backlog and Contract Awards
SAIC was awarded the following contracts during the quarter:
Notable New Business Awards:
Intelligence and classified space contracts: SAIC received $410 million in contract awards from space and intelligence community organizations for the fourth quarter of fiscal year 2022, bringing the full fiscal year contract awards to $2 billion. The fourth quarter awards are predominantly programs that leverage digital and systems engineering, as well as data analytics, and reflect SAIC’s successful investment in meaningful, transformational solutions.
Notable Recompete Awards:
U.S. Naval Sea Systems Command (NAVSEA): SAIC was awarded a contract, valued at $1.1 billion, to produce, assemble, test and deliver the U.S. Navy's MK 48 MOD 7 torpedo afterbody tailcones (AB/TC) and MK29 Mod 0 Warshot fuel tanks. Under the contract, SAIC will provide all necessary facilities, resources and management necessary to meet the contract's production, test and delivery requirements.
Net bookings for the quarter were approximately $2.2 billion, which reflects a book-to-bill ratio of approximately 1.2. Net bookings for the year were approximately $9.4 billion, which reflects a book-to-bill ratio of approximately 1.3.
SAIC’s estimated backlog of signed business orders at the end of fiscal 2022 was approximately $24.1 billion of which $3.5 billion was funded.

Other Notable News

Human Rights Campaign: In January, SAIC received a perfect score on the Human Rights Campaign Foundation’s 2021 Corporate Equality Index (CEI) for the fourth year running. The CEI benchmarking survey and report measures corporate policies and practices related to lesbian, gay, bisexual, transgender and queer (LGBTQ+) workplace equality. As in the previous three years, SAIC satisfied all of the foundation’s CEI criteria and earned a 100% ranking and the foundation’s designation as one of the Best Places to Work for LGBTQ+ Equality.

Rugged Apps: In December, SAIC launched Rugged Apps™, which provides government customers with highly secure versions of commercial mobile applications and software scanning services for apps. Rugged Apps fortifies mobile applications by ensuring they are National Information Assurance Partnership (NIAP) compliant and shields against constantly evolving cyber threats. Rugged Apps offers SAIC’s innovative scanning and testing services for these popular applications, enabling the demonstration of meeting the government’s rigorous security requirements. After commercial apps are ruggedized, they can be securely used by the military, federal agencies, and state governments.

Top employer for Veterans: In November, SAIC was recognized by Forbes as #5 on its 2021 list of “America’s Best Employers for Veterans.” Forbes compiled the list “to identify the companies liked best by veterans in the workforce,” ranking the top 200 companies across America on various factors such as working conditions and diversity and inclusion, as well as whether their work environments are veteran friendly. To determine its list, Forbes surveyed more than 5,000 veterans who have served in the U.S. armed forces, either in the regular military, National Guard or military reserves. All respondents work part- or full-time for companies with at least 1,000 employees and were asked to evaluate their employers’ working conditions and approach to diversity and inclusion, as well as whether their work environment is veteran friendly.

Fiscal Year 2023 Guidance
The Company's outlook for fiscal year 2023 is being provided. The table below summarizes fiscal year 2023 guidance and represents our views as of March 28, 2022.

Fiscal Year
2023 Guidance
Revenue	$7.35 billion to $7.55 billion
Adjusted EBITDA Margin(1)	Approximately 8.9%
Adjusted Diluted EPS(1)	$6.80 to $7.10
Free Cash Flow(1)	$500 million to $530 million
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10 a.m. Eastern time on March 28, 2022. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are approximately 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joseph DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Brad Bass, +1.240.418.0168, brad.h.bass@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
	(in millions, except per share amounts)
Revenues	$1,782	$1,717	$7,394	$7,056
Cost of revenues	1,585	1,517	6,535	6,264
Selling, general and administrative expenses	92	91	344	352
Acquisition and integration costs	20	7	56	54
Other operating income	—	—	(3)	(4)
Operating income	85	102	462	390
Interest expense	26	27	105	122
Other (income) expense, net	2	(3)	(1)	(3)
Income before income taxes	57	78	358	271
Provision for income taxes	(13)	(17)	(79)	(60)
Net income	$44	$61	$279	$211
Net income (loss) attributable to non-controlling interest	1	(1)	2	2
Net income attributable to common stockholders	$43	$62	$277	$209
Weighted-average number of shares outstanding:
Basic	56.8	58.3	57.6	58.1
Diluted	57.4	59.0	58.1	58.7
Earnings per share:
Basic	$0.76	$1.07	$4.81	$3.60
Diluted	$0.76	$1.05	$4.77	$3.56

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 28, 2022	January 29, 2021
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$106	$171
Receivables, net	1,015	962
Inventory, prepaid expenses and other current assets	142	156
Total current assets	1,263	1,289
Goodwill	2,913	2,787
Intangible assets, net	1,132	1,138
Property, plant, and equipment, net	100	108
Operating lease right of use assets	209	236
Other assets	129	165
Total assets	$5,746	$5,723

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$840	$861
Accrued payroll and employee benefits	364	346
Long-term debt, current portion	148	68
Total current liabilities	1,352	1,275
Long-term debt, net of current portion	2,370	2,447
Operating lease liabilities	192	205
Other long-term liabilities	203	244
Equity:
Total common stockholders' equity	1,619	1,542
Non-controlling interest	10	10
Total stockholders' equity	1,629	1,552
Total liabilities and stockholders' equity	$5,746	$5,723

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
	(in millions)
Cash flows from operating activities:
Net income	$44	$61	$279	$211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42	48	165	179
Amortization of off-market customer contracts	(3)	(4)	(33)	(15)
Amortization of debt issuance costs	1	2	7	21
Deferred income taxes	18	(5)	59	12
Stock-based compensation expense	11	12	46	42
(Gain) loss on divestitures	—	—	(2)	10
Impairment of assets	8	2	18	2
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions:
Receivables	92	90	(31)	221
Inventory, prepaid expenses, and other current assets	(14)	(1)	14	8
Other assets	5	(3)	(3)	(14)
Accounts payable and accrued liabilities	(17)	(85)	30	(76)
Accrued payroll and employee benefits	(35)	(46)	10	95
Operating lease assets and liabilities, net	1	2	5	(5)
Other long-term liabilities	(50)	(20)	(46)	64
Net cash provided by operating activities	103	53	518	755
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(9)	(14)	(36)	(46)
Purchases of marketable securities	(4)	(1)	(9)	(6)
Sales of marketable securities	2	1	6	9
Cash paid for acquisitions, net of cash acquired	(8)	—	(255)	(1,202)
Proceeds from divestitures	—	13	8	17
Other	(1)	(1)	(6)	(3)
Net cash used in investing activities	(20)	(2)	(292)	(1,231)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(22)	(86)	(87)
Principal payments on borrowings	(35)	(23)	(119)	(399)
Issuances of stock	4	4	16	13
Stock repurchased and retired or withheld for taxes on equity awards	(72)	(21)	(226)	(34)
Proceeds from borrowings	—	—	116	1,000
Debt issuance costs	—	—	—	(27)
Distributions to non-controlling interest	(1)	—	(2)	(2)
Net cash (used in) provided by financing activities	(125)	(62)	(301)	464
Net decrease in cash, cash equivalents and restricted cash	(42)	(11)	(75)	(12)
Cash, cash equivalents and restricted cash at beginning of period	157	201	190	202
Cash, cash equivalents and restricted cash at end of period	$115	$190	$115	$190

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 28, 2022	October 29, 2021	January 29, 2021
	(in millions)
Funded backlog	$3,491	$3,441	$3,024
Negotiated unfunded backlog	20,601	20,213	18,524
Total backlog	$24,092	$23,654	$21,548
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
	(in millions)
Net income	$44	$61	$279	$211
Interest expense and loss on sale of receivables	26	27	107	124
Interest income	—	—	—	(1)
Provision for income taxes	13	17	79	60
Depreciation and amortization	42	48	165	179
EBITDA(1)	$125	$153	$630	$573
EBITDA as a percentage of revenues	7.0%	8.9%	8.5%	8.1%
Acquisition and integration costs	20	7	56	54
Restructuring and impairment costs	1	—	2	4
Depreciation included in acquisition and integration costs	—	(1)	(1)	(1)
Recovery of acquisition and integration costs and restructuring and impairment costs	—	—	(1)	(3)
Adjusted EBITDA(1)	$146	$159	$686	$627
Adjusted EBITDA as a percentage of revenues	8.2%	9.3%	9.3%	8.9%

Operating income	$85	$102	$462	$390
Operating income as a percentage of revenues	4.8%	5.9%	6.2%	5.5%
Acquisition and integration costs	20	7	56	54
Restructuring and impairment costs	1	—	2	4
Recovery of acquisition and integration costs and restructuring and impairment costs	—	—	(1)	(3)
Adjusted operating income(1)	$106	$109	$519	$445
Adjusted operating income as a percentage of revenues	5.9%	6.3%	7.0%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Engility, Unisys Federal, Halfaker, and Koverse. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share

	Three Months Ended		Year Ended
	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
Diluted earnings per share	$0.76	$1.05	$4.77	$3.56

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.36	0.12	0.98	0.94
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	(0.07)	(0.02)	(0.19)	(0.17)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.29	0.10	0.79	0.77

Amortization of intangible assets, divided by diluted WASO	0.59	0.66	2.20	2.50
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.14)	(0.14)	(0.49)	(0.56)
Net effect of amortization of intangible assets, divided by diluted WASO	0.45	0.52	1.71	1.94

Adjusted diluted earnings per share(1)	$1.50	$1.67	$7.27	$6.27
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Engility, Unisys Federal, Halfaker, and Koverse. The acquisition and integration costs and restructuring and impairment costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
	(in millions)
Net cash provided by operating activities	$103	$53	$518	$755
Expenditures for property, plant, and equipment	(9)	(14)	(36)	(46)
Cash used (provided) by MARPA Facility	—	15	(15)	(185)
Free cash flow(1)	$94	$54	$467	$524

FY23 Guidance
(in millions)
Net cash provided by operating activities	$535 to $565
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	$500 to $530

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.